Annual Report

Rad Technologies Inc.

This Annual Report is Dated July 23, 2026

BUSINESS

Company History

RAD Technologies, Inc. is a technology company incorporated on July 6, 2018 based on the thesis that content marketing, which includes influencer activations, is rampant with inefficient processes that drive bloated fee structures. Historically, the influencer marketing industry leveraged these difficulties to bill for more time.

RAD Intel aims to fix about the key challenges clients face. Historically, brands and agencies had been plagued by bias when making important, often expensive content decisions. Biased decision-making often leads to inflated fee structures and guesswork that we believe has made the entire marketing communications industry inefficient. RAD Intel believes it has developed a technology which has the potential to fundamentally alter how digital marketing buyers manage and execute their workflow. We believe our technology will continue to disrupt the influencer marketing and content creation industry, including how influencers are sourced, how their content is curated and matched to brand needs, and how data can enhance brand campaigns. RAD Intel believes that this will ultimately lower costs and increase revenues for our agency and brand partners.

The first problem we aim to solve is influencer discovery. Our product uses our proprietary AI to analyze historical content patterns from a database of influencers, then matching these same influencers to a predetermined marketing campaign.

The second problem we address is to help clients better understand their audience. Our product generates AI-informed audiences and personas based on available data. These audiences are designed to tell our clients who their customer is, and provide insight into the interest and preferences.

The third problem our AI aims to solve is content optimization and ranking. This product is designed to evaluate and rate content made by content creators on selected criteria, including alignment with a brand’s messaging and help predict which piece of content will most deeply resonate with the audience.

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In the past few years, we have been able to expand our operations and enter new client and enterprise partnerships, including:

●	In 2021, RAD Intel acquired Atomic Reach, Inc, a Toronto-based Company, which included the proprietary AI platform that the product now utilizes.

●	In 2023, RAD Intel engaged with Hasbro to run two test campaigns for two of its games - Hero Quest and Risk. The success of the first two campaigns led to three additional campaigns one of which ran in Q1 2024 and the other two ran in Q3 2024. Hasbro has now engaged with RAD Intel on an annual basis across a diverse portfolio of brands, with a contract now extended into 2026. The company is still an approved vendor for Hasbro with a governing Master Services Agreement in place.

●	In 2023, RAD was a recipient of the Adobe Fund for Design Grant. The company has since released an add-on product in the Adobe Express platform.

●	In 2023, Omnicom, a company valued over $14bn and recognized across the world as a top 3 Global agency and RAD launched a strategic partnership whereby Omnicom is utilizing RAD’s proprietary AI and is co-building products and services for Omnicom clientele. Today, the partnership has been renewed for a third year, with multiple Omnicom Media Group agencies actively using the platform—and plans underway to expand across even more of the Omnicom agency network.

●	In 2025, the company partnered with Arm Candy, a mid-market agency, to pilot its product and services with CiCi’s Pizza. Within 45 days, the pilot converted into a program spanning the full 2026 year.

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In June 2026, the company acquired a 70% stake in AV Communications Inc. (“AVC”) a Ontario, Canada-based independent multicultural marketing and media agency serving Pan-Asian, cross-cultural and emerging-demographic segments across North America. Our ownership stock in AVC is held in our new operating subsidiary, RAD Canadian Holdings, Inc. (“Rad Canada”).

Organizational Structure

In early 2026, the Company implemented a new operating structure intended to support the management of multiple operating businesses built around the Company’s technology platform. The creation of this structure acted as an internal reorganization, after which RAD Intel (RAD Technologies, Inc.) operates as the parent company and retains ownership of core intellectual property, data assets, and certain technology infrastructure. The Company incorporated RAD Amplify, Inc. and Lickly Inc. in February 2026 as wholly owned subsidiaries to house our operating businesses, RAD Amplify and Lickly, respectively. In June 2026, with the acquisition of a majority stake in AVC, Rad Canada became our third business focused subsidiary. Operating businesses conduct their respective commercial activities under dedicated management while utilizing elements of the Company’s technology platform and shared resources. The structure is intended to support the development and operation of multiple business lines while maintaining centralized oversight of technology development, capital allocation, and corporate governance at the parent company level.

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Our Operating System

RAD Intel’s base product is an operating system designed for modern marketing, transforming volatile human behavior into decision-grade signals. At its core is M³V-R™ (Multi-Modal Modeling, Validation & Reasoning), a proprietary methodology that converts qualitative cultural context into structured, commercially actionable intelligence.

Unlike traditional marketing technology that reports on what happened after a campaign, RAD provides predictions on what will work before the budget is spent. Our closed-loop platform aims to integrate: Audience Intelligence → Influencer Discovery → Content Ranking → Paid Media Execution → Performance Optimization.

The Problem: The “Intuition Gap”

Modern marketing remains one of the largest discretionary expenditures in the global economy, yet it often relies on subjective, non-repeatable heuristics. We believe that traditional systems fail because:

●	Context Blindness: Standard ML can identify demographics but cannot interpret trust, narrative framing, or cultural alignment.

●	Structural Fragmentation: Disconnected tools for discovery, execution, and analytics result in incomplete ground truth.

●	Post-Hoc Reporting: Most “intelligence” is retrospective, offering no mechanism for pre-execution quality control.

The RAD Solution: M³V-R™ Methodology

RAD aims to replace fragmented workflows with a unified AI system designed for unstructured behavioral inputs. The M³V-R™ system is designed to function through four distinct layers:

1	Multi-Modal Ingestion: Ingesting behavioral signals at scale across text, image, and video.

2	LLM Interpretation: Resolving intent and cultural context that traditional analytics miss.

3	Constraint-Aware Reasoning: Applying commercial logic to enforce consistency and plausibility.

4	Structured Validation: Compressing outputs into ranked, actionable decisions.

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The Platform Deliverables

●	Behavioral Audience Modeling: Moving beyond demographics to identify how audiences form opinions and make decisions.

●	Predictive Influencer Matching: Evaluating creator trust and cultural fit to filter for conversion likelihood rather than just follower count.

●	Pre-Execution Content Ranking: Scoring content against audience profiles to identify necessary changes before distribution.

●	Closed-Loop Media Execution: Converting high-performing organic content into targeted paid media, connecting intelligence to spend.

Our Services

Our operating system is the basis for providing services under RAD Amplify and Lickly.

Rad Amplify

RAD Amplify is a marketing services business that provides campaign development, creator and influencer marketing support, and related advertising services to brands and agencies. The business assists clients with planning, coordinating, and executing marketing initiatives that may include collaborations with digital creators and social media platforms. RAD Amplify utilizes internal tools and third-party platforms to support campaign management, creator identification, and performance monitoring. The services are intended to help clients organize and manage marketing activities involving digital media, social platforms, and creator partnerships.

Rad Lickly

Lickly is a mid-market SaaS platform that provides tools intended to assist brands, agencies, and marketing professionals in managing influencer and creator-related marketing activities. The platform enables users to search for and organize information about social media creators and to coordinate aspects of influencer marketing campaigns within a centralized system. Lickly aggregates publicly available data related to creators and provides workflow tools that support campaign organization, communication, and reporting functions. The platform is designed to help users manage creator relationships and related marketing activities across multiple social media platforms.

AVC

AVCommunications Inc. (“AVC”) is an established, full-service multicultural marketing agency specializing in reaching and engaging diverse consumer demographics across North America, Asia, and Europe. AVC provides comprehensive services spanning creative production, digital marketing, media buying, and strategic communications to help brands navigate complex cultural and linguistic nuances. On June 30, 2026, RAD Intel acquired a majority stake in AVC, integrating the agency as a core portfolio company within its holding structure. Through this integration, AVC couples its two decades of qualitative cultural expertise with RAD Intel’s proprietary, AI-driven audience and creator intelligence platforms. This allows the agency to deliver real-time data-driven insights, localized creator alignment, and predictive performance modeling to optimize campaign efficacy and return on investment.

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Our Marketing Services

We provide marketing and media agency services through AVC. AVC is a multicultural marketing and media agency serving Pan-Asian, cross-cultural and emerging-demographic segments across North America. This is a capability RAD Intel does not have in-house and that is hard to build. Following its acquisition by RAD Intel on June 30, 2026, AVC operates as a key portfolio company, integrating RAD Intel’s AI-driven audience and creator intelligence platform with its own two decades of cultural marketing expertise. This partnership allows the agency to deliver real-time, data-driven consumer insights and predictive campaign modeling to optimize multicultural marketing performance.

Our Advantage

We believe that the primary commercial value of RAD’s operating system is its Learning Feedback Loop. Unlike point solutions that “reset” after each campaign, RAD’s models aim to refine their understanding of a brand’s specific audience with every engagement.

●	Proprietary Intelligence Layer: The longer a client uses the platform, the more precise the signals can become, creating a high-fidelity map of their competitive environment.

●	Defensibility: This accumulated signal creates a “moat” of data that cannot be replicated by new entrants or legacy platforms.

●	Increasing Switching Costs: For the enterprise, the intelligence stored within the M³V-R™ system represents a proprietary asset that grows in value over time, ensuring high client retention.

How we generate revenue

The Company generates revenue primarily through its software platform (Lickly), its enterprise-focused managed services offering (RAD Amplify) as well as its marketing and media agency (AVC / Rad Canada), as well as relationships developed through strategic partnerships and industry networks. RAD Amplify focuses on direct engagement with enterprise and mid-market clients, while Lickly is designed to support scalable adoption among agencies and brands through a technology-enabled platform. Together, these offerings are intended to support both high-touch enterprise relationships and broader, technology-driven distribution. AVC is the first agency acquisition that is part of RAD’s roll-up strategy. AVC is a full service marketing agency that generates money from campaign development and execution fees, creative production, media planning and buying, either via project fees or retainers.

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Software as a Service Business Model

The Company operates a Software-as-a-Service (SaaS) business model under its Lickly brand and subsidiary, delivering enterprise-grade marketing technology and data analytics tools through customized, usage-based subscription packages rather than traditional seat-based pricing. The platform serves two primary client segments:

●	Marketers and brand clients, who utilize structured packages for audience identification and campaign insights with view-only reporting access; and

●	Agency and internal agency clients, who receive broader operational access, full workflow tools, and dedicated onboarding support to manage comprehensive influencer programs.

To power these workflows, the platform integrates advanced data analytics and machine learning across seven core capabilities: audience analysis, influencer discovery, campaign coordination, content analysis, performance reporting, predictive modeling, and automated workflow tools. By analyzing publicly available digital data and historical metrics, the technology assists clients in identifying optimal creators, organizing campaign deliverables, tracking communications, and evaluating potential marketing outcomes in real time.

Partner Relationships

With a goal of accelerating client acquisition and platform adoption, the Company maintains strategic relationships across three primary industry sectors: marketing services organizations, enterprise brands, and technology providers. Notably, these include relationships with Omnicom, Hasbro, Adobe, and Arm Candy, which expand the Company’s market reach, provide direct exposure to major brand portfolios, and inform ongoing platform development.

●	Omnicom: Initially established in November 2023 as a pilot program, this relationship transitioned into a multi-year commercial agreement and was renewed for its third consecutive year in 2026. The platform is now an approved offering within Omnicom’s tool stack, allowing its agency teams to deploy and bill clients for services powered by the Company’s technology. The platform has been used in major cross-agency pitches and deployed for client brands including Nissan, T-Mobile, P&G, Gilead HIV, NYX / L’Oréal, and The Carter Center.

●	Hasbro: Following five successful pilot campaigns in 2023 and 2024, Hasbro executed a Master Services Agreement (MSA) making the Company an approved vendor for all portfolio brands (e.g., Nerf, Monopoly, Transformers). Backed by the pilot results, Hasbro signed an annual contract valued at $1.7 million for 2025 to scale platform adoption across its enterprise marketing environment.

●	Arm Candy: The Company entered into a services agreement with Arm Candy, a marketing and creator-focused agency, to provide platform access for influencer identification and workflow management. The agreement carries an initial contract value of approximately $1.1 million, subject to service delivery and campaign activity over the term, while establishing a repeatable framework for future agency partnerships.

●	Adobe: Selected in 2023 for the Adobe Fund for Design Grant, the Company developed a proprietary media optimization add-on integrated directly into the Adobe Express marketplace. This technical collaboration allows Adobe Express users to access the Company’s predictive AI engines to evaluate visual content for emotion, sentiment, and clarity prior to campaign publication.

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Intellectual Property

RAD leverages audience interests mined from online communities to build audience persona models. Using novel natural language processing models advanced through RAD Intel’s proprietary research, our expertise resides in our ability to deconstruct media (video, image, text) to understand the intended inference of emotion, sentiment, stance, meaning, topic and interest, and correlate that information to predictive engagement. Our AI models cluster communications based on these attributes into like-minded communities and use their interests to describe who they are and how they form these communities. We then overlay demographic data to complete the description of the community.

Additionally, RAD ranks and diagnoses media according to the preferences of each community thereby creating the ability to explain to the media creator what attributes of the media need to be changed in order for it to resonate with the target audience. RAD has engaged the legal expertise of Norton Rose to assist it in managing its IP portfolio. To date, the position of our counsel is to maintain our trade secrets by not filing IP patents and not sharing details of our research breakthroughs to the public.

Recent Acquisitions

On June 19, 2026, RAD, through a newly formed wholly-owned subsidiary, Rad Canada, acquired 70% of the issued and outstanding shares of Ontario, Canada-based AVC. The founder of AVC also founded Tulong Technologies Inc. (“Tulong”), a Canadian government-funded artificial intelligence media-planning platform that she founded.

Beginning in June 2026, RAD Intel has a twenty-four month option to acquire a majority equity interest in Tulong. During the option period, RAD Intel is granted a royalty-free, non-exclusive license to use certain intellectual property owned by Tulong.

AVC is the first agency acquisition that is part of RAD Intel’s roll-up strategy. We plan to build to scale three ways: organically through RAD Amplify, our done-for-you service; our self-serve influencer-marketing SaaS platform Lickly; and by acquiring agencies in the influencer/creator space, like AVC. We believe that AVC fits our model, as it is a leading independent multicultural marketing and media agency serving Pan-Asian, cross-cultural and emerging-demographic segments across North America. This is a capability RAD Intel does not have in-house and that is hard to build. Further, AVC is revenue producing.

For existing clients of AVC, we believe they can benefit from RAD Intel’s platform and services, while RAD Intel’s clients will gain multicultural reach.

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Potential Acquisition Targets

The Company believes that additional growth and scale may be achieved through strategic acquisitions of complementary businesses that align with its artificial intelligence and marketing technology platform. As part of this strategy, the Company has entered into non-binding letters of intent with certain potential acquisition targets, including creator-focused marketing agencies and businesses operating in industries where the Company believes its technology platform may provide operational value. These letters of intent are subject to due diligence, negotiation of definitive agreements, and other customary closing conditions, and there can be no assurance that any of these potential transactions will be completed.

The Company intends to continue evaluating acquisition opportunities that may expand its technology capabilities, customer base, and industry reach. While there are no definitive agreements or actions that would make an acquisition more probable than not as of the date of this Annual Report, the Company has initiated discussions with additional potential acquisition targets across multiple sectors.

The following discussion illustrates, at a high level, the types of businesses the Company may consider pursuing as part of its acquisition strategy and that it believes could be complementary to its service offerings.

These potential targets may include marketing services agencies, creator and influencer management businesses, software platforms related to marketing technology, and other businesses operating in sectors where data analytics, digital media, or artificial intelligence tools may support operational efficiency or growth.

Target 1

●	The Company has entered into a non-binding letter of intent with a creator-focused marketing agency, to explore a potential acquisition. The proposed transaction remains subject to customary conditions, including due diligence and negotiation of definitive agreements, and there can be no assurance that the transaction will be completed.

●	The company operates as a marketing services agency that supports brands through creator partnerships, influencer campaigns, and digital content initiatives across social media platforms.

●	The potential acquisition is intended to align with the Company’s strategy of combining marketing services capabilities with its technology platform in order to support influencer marketing campaigns and related digital marketing activities.

●	If completed, the Company expects that the agency operations may utilize the Company’s software tools and related technology to support campaign management, creator identification, and marketing workflow processes.

The Company believes that this potential acquisition target illustrate the types of businesses it may pursue as part of its broader growth strategy. These opportunities are intended to expand the Company’s technology ecosystem, increase access to enterprise and agency clients, and support the continued development and deployment of the Company’s artificial intelligence platform across multiple industries. With the exception of the recent acquisition of AVC, as of the date of this Annual Report, no definitive agreements have been executed with respect to these potential acquisitions, and there can be no assurance that any such transactions will be completed.

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Market

The addressable creative intelligence market is potentially sizeable and consists of the following segments:

●	Social Media Management - $19.1bn (Source: https://www.gminsights.com/industry-analysis/social-media-management-market)

Social media management solutions are among the leading choices for raising a company’s brand recognition, driving inbound traffic, improving customer happiness, and increasing conversion rates. Businesses are adopting social media platforms to operate successfully in the economy and build a social media presence to attract new prospective consumers.

Adobe, IBM, Google LLC, Oracle Corp., Salesforce.com, Hubspot Inc., and Zoho Corp. Pvt. Ltd. are some examples of large enterprises who compete in this space.

The social media management market growth is driven by the rising widespread penetration of social media and rising focus on market and competitive intelligence. The key future trend is continued improvement of internet technologies and the roll out of 5G.

●	Digital Advertising - $325bn (Source: ASDReports, Global Marketing Technology (MarTech) Market Size Study & Forecast and Regional Analysis, 2023-2030)

Digital advertising is essential to advertisers and businesses for many reasons including but not limited to:

●	Search Engine Optimization (SEO) + Search - $68.2 bn (Source: https://finance.yahoo.com/news/search-engine-optimization-seo-market-125900367.html)

SEO solutions and services help boost the number of visitors to a website with organic search results, such as Bing and Google. Some SEO elements, such as backlink building, keyword analysis, and content creation, have become a leading force in the industry. For instance, building backlinks have become instrumental in enhancing credibility. SEO has become invaluable for businesses to provide a competitive edge. Companies are investing in the tools that assess strengths and weaknesses.

The global market is segmented into freelancers’ SEO services and agency SEO services. Stakeholders anticipate the SEO agency to exhibit noticeable growth as it helps companies boost web visibility. SEO agencies have also demonstrated traction for smart speakers and AI among others. The expanding application of AI with automation would allow companies to introduce innovative strategies to build content.

●	Analytics + Data Management - $307bn (Source: Fortune Business Insights, Big Data Analytics Market Size, 2023-2032)

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Big data analytics examines structured and unstructured databases to understand and deliver insights based on correlation, hidden patterns, varying market trends, and more. Prominent sectors aim to employ analytical tools to obtain customer insights by developing business intelligence.

Adoption of AI-driven advanced reporting is changing the landscape. During and after COVID, businesses have been investing in systems to implement advanced analytics to understand emerging trends. Globally, businesses have accelerated their digital transformation strategy.

●	Marketing Automation - $6.3bn (Source: https://www.expertmarketresearch.com/reports/marketing-automation-market)

The marketing automation industry has seen significant growth in recent years, driven by a growing need for businesses to improve their marketing efficiency and effectiveness. One of the main drivers of this growth is the increasing adoption of automation by small and medium-sized businesses. These companies are using marketing automation tools to help them compete more effectively with larger enterprises. Additionally, with the rise of e-commerce and digital marketing, businesses are also looking for ways to automate and streamline their digital marketing efforts, which is driving demand for new tools.

The rising trend of organizations to optimize spending on marketing is creating high demand for marketing automation in recent years. As organizations look to optimize spending in marketing, they are increasingly turning to marketing automation tools to help them streamline and measure their marketing efforts. These tools allow organizations to automate repetitive tasks, such as email campaigns and social media posts, and to track the performance of their marketing campaigns in real-time. By using automation, organizations can save time and money by reducing the need for manual labor, while also being able to target and engage with their customers more effectively.

Additionally, automation helps organizations to meet their Return on Investment (ROI) more easily. This increased efficiency and effectiveness can lead to increased revenue growth for the organization, as well as for the marketing automation market.

●	Influencer Marketing - $32 bn (Source: https://www.statista.com/topics/2496/influence-marketing/)

Influencer marketing is a collaboration between popular social media users and brands to promote the brand’s products or services.

Influencer marketing is becoming more of a widespread marketing strategy as digital technologies continue to evolve and attract users.

●	Customer Relationship Management - $73.40 billion in 2024 and is projected to reach $163.16 billion by 2030

(Source: https://www.grandviewresearch.com/industry-analysis/customer-relationship-management-crm-market)

The growing adoption of digital technology tools is likely to set the pace for digital transformation and digital optimization of both new and existing businesses. Company departments such as sales & marketing and customer service & support are increasingly integrating Customer Relationship Management (CRM) systems with AI to improve customer experience and feedback and to develop stronger bonds with customers.

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As an example, in 2022, Salesforce, Inc., a cloud-based software company, launched CRM analytics with new capabilities such as AI-powered insights for sales, marketing, and service teams for every industry, such as retail, IT, Telecommunications, etc.

Developments within CRM analytics will likely boost the growth of the market. Customers’ increasing use of digital channels to communicate with brands and organizations is anticipated to drive customer relationships and the CRM industry via sales reporting and process automation.

With the growing importance of understanding customer behavior and their preferences, organizations are adopting CRM strategies to deliver the best performance in real-time to stay competitive. Rapid shifts in the fields of business intelligence and embedded analytics, the Internet of Things (IoT), and AI, and their implementation in CRM solutions are likely to promote product development and innovation among CRM vendors.

Sales & Marketing

The Company’s sales and marketing strategy is driven by a combination of direct enterprise sales, proprietary platform distribution, strategic partnerships, and its broader holding company acquisition strategy.

Our customers range from large legacy brands to growth companies and include but are not limited to Sweetgreen, Arm Candy, THE BLK TUX, Omnicom, MGM Resorts, National Cinemedia, ro,, Hasbro, Bright Horizons. Some of these customers are always on, recurring, while others have completed one-off campaigns. We are actively pursuing additional customers with recognizable brand names.

In addition to organic growth, the Company is pursuing an acquisition strategy designed to expand its distribution capabilities, client relationships, and market presence. Through these potential acquisitions, the Company may gain access to existing customer bases, revenue streams, and industry expertise, which could enhance its ability to scale sales and marketing efforts. There can be no assurance that the Company will successfully identify, complete, or integrate any such acquisitions, or that such acquisitions will result in increased revenue or growth.

The Company maintains an internal sales organization focused on enterprise and strategic accounts and expects to scale this function in alignment with revenue growth. The Company also leverages partnerships, including agencies and other strategic collaborators, to expand market reach and support customer acquisition.

The Company has pursued brand awareness initiatives through a combination of organic media coverage and paid sponsorships across high-visibility publications, including TechCrunch, Wall Street Journal, Rolling Stone, Fast Company, VentureBeat, Bloomberg, and Forbes. These initiatives are intended to increase awareness of the Company and its offerings; however, there can be no assurance that such exposure will result in increased customer acquisition or revenue.

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Following the completion of the Company’s current capital raising efforts, the Company intends to make targeted investments in sales and marketing, including expanding its sales organization, increasing performance marketing and brand initiatives, further developing its software platform distribution, and supporting its acquisition strategy. These efforts are intended to accelerate growth, although there can be no assurance regarding the timing or extent of such growth.

Competitive Landscape

The Company believes it operates at the intersection of marketing execution platforms, creator marketing systems, and enterprise data infrastructure providers. While each of these categories includes well-capitalized and established companies, the Company’s focus is on delivering predictive intelligence designed to inform marketing and revenue decisions prior to execution. There can be no assurance that the Company will successfully compete with these or other market participants, many of which have significantly greater financial, technical, and operational resources.

The Company competes for customer budget and strategic marketing decisions with a range of providers and solutions.

These include:

●	Traditional marketing agencies and advisory firms, which provide campaign strategy, media planning, and execution services, often without a centralized data or AI-driven decision layer

	-	Note on the Company’s Position: While the Company competes with traditional agencies for marketing budgets, it also selectively integrates agency capabilities to expand its market reach. For example, AVC, an established multicultural marketing agency acquired by RAD. This strategic integration allows the Company to combine AVC’s deep, two-decade qualitative demographic and cultural marketing expertise with the Company’s proprietary AI audience and creator intelligence platform, offering a highly differentiated, data-driven alternative to traditional agency models.

●	Digital marketing service providers and performance marketing agencies, which focus on customer acquisition, media buying, and optimization using a combination of internal tools and third-party platforms

●	In-house marketing and analytics teams, where enterprises choose to build internal capabilities rather than rely on external platforms

●	Consulting firms and data analytics providers, which may advise on marketing strategy, customer insights, and performance measurement

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These alternatives may compete with the Company by offering established relationships, integrated service models, or lower perceived implementation complexity. In many cases, customers may choose between these traditional or service-based approaches and the Company’s platform-driven model.

The Company believes its differentiation lies in its ability to combine elements of strategy, execution, and analytics into a unified, AI-driven decision layer designed to inform marketing and revenue decisions prior to execution. However, there can be no assurance that customers will prefer the Company’s approach over these alternative solutions. With its focus on its AI-driven decision layer, the Company also recognizes that it operates within a broad and evolving market at the intersection of marketing technology, creator marketing platforms, and data-driven decision intelligence systems. Rather than competing within a single defined category, the Company’s platform is designed to integrate elements of each, with a focus on applying predictive intelligence to inform marketing and revenue decisions prior to execution.

As a result, the Company views its competitive landscape across multiple categories of companies that address different components of the marketing and data ecosystem. These companies are relevant comparables as they represent alternative solutions that customers may use for campaign execution, creator management, or data analysis.

1) Marketing Cloud & Workflow Platforms

●	Adobe - Market Capitalization: ~$100B (as of March 19, 2026)

●	HubSpot - Market Capitalization: ~$13.6B (as of March 19, 2026)

The Company operates in a market that includes large, publicly traded marketing and workflow platforms such as Adobe Inc. (approximately $100 billion market capitalization as of March 2026) and HubSpot, Inc. (approximately $13.6 billion market capitalization as of March 2026). These companies provide marketing execution, automation, and customer engagement tools at scale. While such platforms may incorporate analytics and AI-driven features, they are primarily designed to support campaign execution and workflow management rather than predictive decision-making prior to budget allocation.

2) Influencer & Creator Platforms

●	CreatorIQ - Private company (market cap not publicly available)

●	Tagger Media - Acquired by Sprout Social (public company, market cap varies)

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The Company also operates adjacent to influencer and creator marketing platforms such as CreatorIQ and Tagger Media. These companies are generally privately held or operate as part of larger public entities, and therefore do not have publicly reported market capitalizations. These platforms typically focus on creator discovery, campaign management, and post-campaign analytics, functioning as systems of record for influencer marketing activities rather than predictive intelligence platforms.

3) Data Infrastructure & Decision Intelligence Platforms

●	Palantir Technologies - Market Capitalization: ~$350B–$400B+ range (2025–2026 period)

●	Databricks - Private Valuation: ~$134B (latest funding round, 2026)

The Company also operates within a broader ecosystem that includes enterprise data and artificial intelligence platforms such as Palantir Technologies Inc. (with a market capitalization exceeding $300 billion during 2025–2026) and Databricks, Inc. (a privately held company most recently valued at approximately $134 billion in 2026 financing transactions). These platforms provide large-scale data infrastructure and analytics capabilities across industries. Unlike these horizontal infrastructure providers, the Company is focused on applying predictive intelligence at the application layer to support specific marketing and revenue-related decision-making.

Legal

We are not aware of any pending or threatened legal actions that we believe would have a material impact on our business.

Employees

The Company has fifty-nine full-time employees as of June 2026. As a part of our capital raise, we plan to initially hire a number of employees to assist in the deployment and scaling of our platform. As we continue to develop our technology we will also scale up our technical staff with the ultimate goal of creating a self-serve platform.

Property

Other than AVC, the Company is 100% remote and so does not have any office space and is not currently party to any leases. The Company has engaged a service to manage its mailing address at 1501 Lincoln Blvd, Venice, CA The Company also uses 29027 Freshwater Drive, Agoura Hills, CA, 91301 as its official address, which is also the address its Registered Agent. AVC currently has a mailing address at 215 Spadina Avenue, Suite 400, Toronto, ON M5T 2C7, however, AVC was a fully remote company at the time of acquisition. There are currently no plans for AVC to have a physical office space.

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DIRECTORS, OFFICERS, MANAGERS, AND KEY PERSONS

Name	Position	Age	Term in Office	Approximate hours per week for part-time employees
Executive Officers

Jeremy Barnett	CEO	51	2018 to Present	Full-time

Bradley Silver	President	52	2021 to Present	Full-time

Rick Song	CEO, RAD Amplify	57	2026 to Present	Full-time

Steven Silver	COO	59	2025 to Present	Part-time

Directors

Jeremy Barnett	Director	51	2018 to Present

Bradley Silver	Director	52	2021 to Present

Joe Freedman	Director (Chairman)	57	2021 to Present

Aaron Kuntz	Director	56	2018 to Present

Jeremy Barnett, Chief Executive Officer

Jeremy Barnett, CEO and co-founder is a 3x startup founder with 2 exits, including Trendy Butler (fashion tech). Jeremy has successfully led companies and raised capital with institutional investors such as Fidelity Investments, SOS Ventures, Expert Dojo, and more. He has experience building companies from 0-100+ employees. Mr. Barnett has served as CEO for RAD since the company was founded in March 2018.

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Bradley Silver, President

Bradley Silver, President and co-founder is also a 3x startup founder with two exits including Brand Protect. He has extensive experience raising capital and has worked with investors such as Fidelity Investments, GenWealth Ventures, MaRS AF, Brigus Capital, and Greybrook. He has experience scaling companies to $30m+ in annual recurring revenue. Mr. Silver has been with RAD since June 2021. Prior to that he served as the CEO of Atomic reach from November 2010 until October 2021.

Rick Song, CEO, RAD Amplify

Rick Song is the CEO of RAD Amplify, a position that he has held since January 2026. Prior to joining RAD, Rick was the President at the Brand Innovators Strategy Group from March 2023 to January 2026. Rick also worked at Nielsen from June 2019 to February 2023, holding a number of roles. Rick brings 25+ years of experience across digital, media, and technology and has helped scale startups to multi-billion-dollar enterprises, led teams of 200+, served as CRO of two public companies, and participated in multiple successful exits.

Steven Silver, Chief Operating Officer

Steven Silver is the COO of RAD Intel, a position that he has held since June 2025. Prior to this role, Steven served as CEO of Kew Media Group from 2016-2020, Partner + Co-Founder of Blue Ice Group from 2005-2017, and Vice President at Entertainment One from 2008-2010. After decades leading, scaling, and operating global production businesses, he brings a disciplined, systems-driven approach to RAD’s expansion across AI-driven marketing and intelligence.

Aaron Kuntz, Director

Aaron Kuntz, Director, is a lifelong entrepreneur, investor and advisor for several growth stage start-ups. He has been an early-stage investor in industries like artificial intelligence, real estate, e-commerce, hospitality and food and beverage. Apart from RAD AI, Aaron is the president and owner of Consumer Credit Marketing, Inc., a marketing services company catering to consumer financial industries, a role in which he has been serving since 2008. Mr. Kuntz has been with RAD since February 2018.

Joseph Freedman, Chairman

Joe Freedman, our co-founder and chairman, is a private equity investor and corporate director with more than 25 years of industry experience. His most recent experience includes 18 years at Brookfield Asset Management, one of the world’s leading private equity and alternative asset management firms. Now retired from Brookfield, Mr. Freedman is a director of several private and public companies and non-profit organizations including Bridgemarq Real Estate Services (TSX:BRE) and the Canadian Civil Liberties Association. Mr. Freedman has served on the board of RAD since August, 2021. Prior to that, he served as the chairman for Make Space Inc. starting in March 2016, which is a role he still holds.

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RISK FACTORS

The SEC requires the company to identify risks that are specific to its business and its financial condition. The company is still subject to all the same risks that all companies in its business, and all companies in the economy, are exposed to. These include risks relating to economic downturns, political and economic events and technological developments (such as hacking and the ability to prevent hacking). Additionally, early-stage companies are inherently more risky than more developed companies.

Risks Related To Our Company

We have limited operating and financial history.

Our company was founded in 2018 and spent the majority of the earlier years focused on developing our proprietary AI technology. We have proven our beta technology is a good product/market fit and have begun to grow topline revenue. In 2024, we grossed $1,151,637, and in 2025, we grossed $1,020,000 by June 30, but our costs of revenue exceeded that revenue and we had negative net income in both years. While in 2026 we expect to recognize more revenue, we still anticipate having negative net income.

We expect both revenue growth and margin expansion as we improve our technology and onboard more clients. Through further development we intend to build a product that can be licensed and operated by the client. There is a risk that product development encounters unforeseen problems that would delay new feature advancements. This would subsequently delay revenue growth and profitability.

Our audited consolidated financial statements for the fiscal years ended December 31, 2024 and 2023 have been prepared on a going concern basis.

The Company has suffered recurring losses from operations and, as of December 31, 2024 and as of December 31, 2023, had net capital deficiencies that raises substantial doubt about its ability to continue as a going concern. The Company’s ability to continue as a going concern in the next twelve months following the date of the consolidated financial statements is dependent upon its ability to produce revenues and/or obtain financing sufficient to meet current and future obligations and deploy such to produce profitable operating results.

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Our technology is not yet fully developed.

Our technology seeks to match influencer (content) with client needs for authentic content to market a product/service with a high ROI on the marketing campaign. Currently we are relying on investment capital to finance product development while we continue to grow revenue and ultimately profit. We have not fully vetted the feasibility/motive driver to get influencers to authenticate on our software. This is an important step to create a network of influencers (supply).

Our technology and infrastructure has not yet been tested at the full scale that we will need to meet expected full demand for the product. Any setback or unforeseen problem could potentially delay our timeline, negatively impact user experience, and ultimately result in a loss of subscribers.

We may need to raise additional capital, which might not be available or might be available only on terms unfavorable to us or our investors.

In order to continue to operate and grow the business, we will likely need to raise additional capital by offering shares of our Common or Preferred Stock and/or other classes of equity. We cannot assure you that the necessary funds will be available on a timely basis, on favorable terms, or at all, or that such funds, if raised, would be sufficient. The level and timing of future expenditure will depend on a number of factors, many of which are outside our control. If we are not able to obtain additional capital on acceptable terms, or at all, we may be forced to curtail or abandon our growth plans, which could adversely impact the Company, its business, development, financial condition, operating results or prospects.

We rely on a small management team to execute our business plan, and may be required to raise additional capital in order to continue to develop our technology and continue to scale our platform.

Our senior management team is currently small and consists of only one full-time CEO, our president, and the three additional members of the board. CEO Jeremy Barnett’s experience and connections in the influencer marketing industry are vital for us to both grow as a company and to raise funds. Without him, we would struggle to navigate the industry and grow our partnership and client base. Additionally, we rely on Jeremy to help raise funds for the Company until we are generating significant revenue to cover our costs and growth plans. As we continue to grow and scale our product, we might be required to raise debt or equity financing in order to develop our platform and effectively scale our product to meet demand.

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We are subject to cybersecurity and data security risks.

Our Company depends on the secure operation of our AI-powered software platform, consulting services, cloud infrastructure, and third-party technology providers. We face cybersecurity risks, including unauthorized access, ransomware, phishing, malware, data breaches, and other cyberattacks that could disrupt our operations, compromise confidential information, expose our proprietary technology, damage our reputation, and result in regulatory investigations, litigation, or financial losses.

Our AI-driven products and marketing services rely on the collection, processing, and protection of data. Any failure to safeguard this information or comply with applicable privacy and data security laws could result in liability, customer losses, and harm to our business. In addition, we rely on third-party cloud, software, and AI providers, and any disruption or security incident affecting those providers could adversely affect our operations.

We maintain cybersecurity insurance intended to help mitigate certain losses arising from cybersecurity incidents. However, our insurance may not cover all types of claims or losses, may be subject to significant deductibles, exclusions, or coverage limits, and may not be available on commercially reasonable terms in the future.][ We do not currently maintain cybersecurity insurance. As a result, any cybersecurity incident could expose us to losses that may not be covered by insurance and could have a greater adverse effect on our business, financial condition, and results of operations.

Although we maintain cybersecurity measures designed to protect our systems and data, no security program can eliminate all risks. Any significant cybersecurity incident could have a material adverse effect on our business, financial condition, results of operations, and prospects.

We depend on proprietary know-how and other intellectual property that may not be adequately protected.

Our success depends in part on our proprietary technology, software, artificial intelligence capabilities, methodologies, know-how, trade secrets, and other intellectual property. However, we do not currently own any issued patents or registered intellectual property that provides exclusive rights to our core technology or business processes. As a result, our ability to protect our proprietary assets depends primarily on contractual arrangements, confidentiality obligations, trade secret laws, and other legal protections, which may be inadequate or difficult to enforce.

Third parties may independently develop similar technologies or services, reverse engineer aspects of our products, or otherwise use information similar to our proprietary know-how without violating our rights. In addition, unauthorized disclosure or misuse of our confidential information by employees, contractors, consultants, or other third parties could diminish our competitive advantage. If we are unable to adequately protect our proprietary technology and other intellectual property, our competitive position, business, financial condition, and results of operations could be materially adversely affected.

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We still have to prove the feasibility of attracting influencers to authenticate on our website.

One assumption that we have not fully vetted is the feasibility of attracting influencers to authenticate on our platform. This connection provides us with a network of (content) influencers that makes our matchmaking technology efficient. In small volumes we have proven that the idea is plausible but currently don’t have enough data points to come to a logical conclusion. To understand our challenges, we are holding focus groups where we can engage with influencers to understand their motives and concerns.

The laws and standard behind artificial intelligence are uncertain and may change.

AI is a new and emerging technology that is subject to varying degrees of regulation in different jurisdictions. Compliance with these laws can be costly and there is a risk of regulatory enforcement or litigation if we fail to comply with these requirements. Additionally, laws may change over time, which may increase our likelihood of non-compliance and potential enforcement. Because we are a smaller company, we may not have the resources to properly monitor and comply with any state, federal, and international laws around AI.

The AI industry has increasing competition.

The AI technology sector is experiencing remarkable growth and intensifying competition as technology continues to advance. Companies across various industries, including marketing, recognize the transformative potential of AI. As AI capabilities expand and become more accessible, the industry’s competitive landscape will increase progress and create rivalry. Unexpected competition could adversely affect our market share, growth and profitability.

Our failure to attract and retain highly qualified personnel in the future could harm our business.

As the Company grows, it will be required to hire and attract additional qualified professionals such as software engineers, machine learning experts, project managers, regulatory professionals, sales and marketing professionals, accounting, legal, and finance experts. The Company may not be able to locate or attract qualified individuals for such positions, which will affect the Company’s ability to grow and expand its business.

The success of our business relies on clients successfully adopting our product via long term contracts.

If our clients do not adopt our product via long-term, multi-month contracts, we may be unable to scale successfully and our business model may not prove to be repeatable.

Acquiring other competing or complementary marketing agencies is key to our success.

We are actively pursuing a strategy to acquire other marketing and advertising agencies that we believe are accretive to our business. These acquisitions may be for a number of reasons, including to acquire technology/IP, new talent, and/or new customers. If we are unable to successfully locate acquisition targets and consummate these transactions, we may be unable to succeed.

Risks Related our Securities

There is no current market for any shares of the Company’s stock.

There is no formal marketplace for the resale of the Company’s Class B Common Stock. Any holders of our Class B Common Stock should assume that they may not be able to liquidate their investment for some time or be able to pledge their shares as collateral. The Company currently has no plans to list any of its shares on any OTC or similar exchange. It is also unlikely that the Company will ever go public or get acquired by a bigger company.

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We have conducted multiple offerings of securities, and if subject to integration may result in the Company’s amount raised exceeding allowed maximums.

In 2024, the Company conducted an offering under Regulation Crowdfunding that terminated on November 21, 2024. Prior to the termination of that offering, the Company filed its initial preliminary offering circular for this offering under Regulation A. The Company believes that each of the offering under Regulation Crowdfunding and this offering during the pre-qualification period were conducted in compliance with their applicable exemptions from registration and integration is not required pursuant to Rule 152(a). Further, as no sales had been made in this Regulation A offering while the offering under Regulation Crowdfunding was open, the Company believes it met the requirements for the safe harbor of Rule 152(b)(4) in that “offers and sales” in this Regulation A offering will only be made following the termination of the Regulation Crowdfunding offering. While the Company believes that integration would be inappropriate in this circumstance, should it be determined that integration is appropriate, this offering under Regulation A would be limited to the maximum offering size under Regulation Crowdfunding, and investors whose investments exceeded that amount may be eligible for rescission of their investment. In such a situation, the Company’s financial position could be significantly harmed. Additionally, even if the Company ultimately prevails on a challenge to whether integration was required, the Company may incur significant expense and diversion of resources, which could have a material adverse effect on the Company’s operations, results, and prospects.

The exclusive forum provision in our certificate of incorporation and the subscription agreements may have the effect of limiting an investor’s ability to bring legal action against us and could limit an investor’s ability to obtain a favorable judicial forum for disputes.

Article 8 of our Certificate of Incorporation contains exclusive forum provisions for certain types of lawsuits. To the fullest extent permitted by law, the Delaware Court of Chancery shall be the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of the Company, (ii) any action asserting a claim for breach of a fiduciary duty owed by any director, officer, employee, or agent of the Company to the Company or its stockholders, (iii) any action asserting a claim arising pursuant to any provision of the Delaware General Corporation Law, or (iv) any action asserting a claim governed by the internal affairs doctrine.

In addition, Section 6 of the Subscription Agreement for this Annual Report provides that the state and federal courts located in the State of Delaware shall be the exclusive forum for any action or proceeding arising out of or relating to the Subscription Agreement.

These exclusive forum provisions may limit an investor’s ability to bring a claim in a judicial forum that the investor finds convenient or favorable. The provisions may also result in increased costs for investors seeking to bring claims against the Company or its directors, officers, employees, or agents and may discourage such lawsuits.

Section 22 of the Securities Act provides for concurrent jurisdiction of federal and state courts over claims arising under the Securities Act and the rules and regulations promulgated thereunder. Section 27 of the Exchange Act provides for exclusive federal jurisdiction over claims arising under the Exchange Act and the rules and regulations promulgated thereunder. The exclusive forum provisions contained in our Certificate of Incorporation and Subscription Agreement are not intended to, and will not, limit an investor’s rights under applicable federal securities laws.

While Delaware courts have determined that certain exclusive forum provisions are facially valid, a stockholder or investor may nevertheless seek to bring an action in a jurisdiction other than those designated in the applicable exclusive forum provision. In such event, we may seek to enforce the applicable exclusive forum provision, which could require significant additional costs and time to resolve. There can be no assurance that a court in another jurisdiction will enforce these provisions.

Any person or entity purchasing or otherwise acquiring or holding any interest in our securities will be deemed to have notice of and consented to the exclusive forum provisions described above. If a court were to find any of these provisions to be inapplicable or unenforceable in an action, we may incur additional costs associated with resolving such action in another jurisdiction, which could adversely affect our business, financial condition, and results of operations.

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CAPITALIZATION AND OWNERSHIP

General

The following description summarizes important terms of our capital stock. This summary does not purport to be complete and is qualified in its entirety by the provisions of our Certificate of Incorporation, as amended, and filed with the State of Delaware on July 6, 2018 (our “Amended Certificate of Incorporation”) and our Bylaws. For a complete description of our capital stock, you should refer to our Amended Certificate of Incorporation, and our Bylaws, and applicable provisions of the Delaware General Corporation Law.

Under our Amended Certificate of Incorporation, our authorized capital stock consists of:

400,000,000 shares of Common Stock, $0.0001 par value per share

●	250,000,000 shares designated as Class A Common Stock
●	150,000,000 shares designated as Class B Common Stock

Class A Common Stock

Voting Rights

The holders of the Class A Common Stock are entitled to one vote for each share of Class A Common Stock held at all meetings of stockholders (and written actions in lieu of meetings).

Other Rights & Terms

The directors of the corporation, subject to any restrictions contained in (a) the General Corporation Law of Delaware or (b) the certificate of incorporation, may declare and pay dividends upon the shares of its capital stock. Dividends may be paid in cash, in property, or in shares of the corporation’s capital stock.

The directors of the corporation may set apart out of any of the funds of the corporation available for dividends a reserve or reserves for any proper purpose and may abolish any such reserve. Such purposes shall include but not be limited to equalizing dividends, repairing or maintaining any property of the corporation, and meeting contingencies.

Each holder of Class A Common Stock shall have the right, at such holder’s sole election and at any time or from time to time, to convert any or all of such holder’s shares of Class A Common Stock into an equal number of shares of Class B Common Stock. Any such conversion shall be effected by the holder providing written notice to the corporation stating that the holder elects to convert the number of shares of Class A Common Stock specified in such notice into shares of Class B Common Stock. Such conversion shall be deemed to have been made at the time such notice is delivered to the corporation, and the corporation shall promptly update its books and records to reflect such conversion. Upon conversion, the shares of Class A Common Stock so converted.

Additional information can be found in the Company’s Certificate of Incorporation, as amended.

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Class B Common Stock

Voting Rights

The shares of Class B Common Stock have no voting rights of any kind, except as may be otherwise required by law.

Other Rights & Terms

The directors of the corporation, subject to any restrictions contained in (a) the General Corporation Law of Delaware or (b) the certificate of incorporation, may declare and pay dividends upon the shares of its capital stock. Dividends may be paid in cash, in property, or in shares of the corporation’s capital stock.

The directors of the corporation may set apart out of any of the funds of the corporation available for dividends a reserve or reserves for any proper purpose and may abolish any such reserve. Such purposes shall include but not be limited to equalizing dividends, repairing or maintaining any property of the corporation, and meeting contingencies.

Additional information can be found in the Company’s Amended Certificate of Incorporation.

Provisions of Note in Our Certificate of Incorporation

Forum Selection Provision

Article 8 of our Certificate of Incorporation contains exclusive forum provisions for certain types of lawsuits. To the fullest extent permitted by law, the Delaware Court of Chancery shall be the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of the Company, (ii) any action asserting a claim for breach of a fiduciary duty owed by any director, officer, employee, or agent of the Company to the Company or its stockholders, (iii) any action asserting a claim arising pursuant to any provision of the Delaware General Corporation Law, or (iv) any action asserting a claim governed by the internal affairs doctrine.

These exclusive forum provisions may limit an investor’s ability to bring a claim in a judicial forum that the investor finds convenient or favorable. The provisions may also result in increased costs for investors seeking to bring claims against the Company or its directors, officers, employees, or agents and may discourage such lawsuits.

Section 22 of the Securities Act provides for concurrent jurisdiction of federal and state courts over claims arising under the Securities Act and the rules and regulations promulgated thereunder. Section 27 of the Exchange Act provides for exclusive federal jurisdiction over claims arising under the Exchange Act and the rules and regulations promulgated thereunder. The exclusive forum provisions contained in our Certificate of Incorporation and Subscription Agreement are not intended to, and will not, limit an investor’s rights under applicable federal securities laws.

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Outstanding Capital Stock

As of the date of this Annual Report, the Company’s outstanding capital stock consists of:

Type	Amount Authorized	Amount Outstanding	Committed, Not Issued*	Available
Class A Common Stock	250,000,000	90,409,091	130,329,094	29,261,815
Class B Common Stock	150,000,000	112,183,771	434,000	37,382,229

*Includes 434,000 warrants for Class B Common Stock, 21,625,476 warrants for Class A Common Stock, and 108,703,618 options for Class A Common Stock.

Ownership

The table below lists the beneficial owners of twenty percent (20%) or more of the Company’s outstanding voting equity securities, calculated on the basis of voting power, are listed along with the amount they own.

Name	Amount and Type or Class Held	Percentage Ownership (in terms of voting power)
Wefunder SPV	23,310,088	25.8%

Previous Offerings of Securities

We have made the following issuances of securities within the last three years:

Security Type	Principal Amount of Securities Sold	Shares	Use of Proceeds	Issue Date	Exemption from Registration Used or Public Offering
Class B Common Stock	$52,285,715	87,003,454	Operations, Payroll, Marketing, and Acquisitions	June 2026	Regulation A
Class B Common Stock	$1,540,929	2,386,713	Operations, Payroll, Marketing	June 2026	Regulation D, Rule 506(c)
Class B Common Stock	$1,602,659	3,905,723	Operations, Payroll, Marketing	November 2024	Regulation CF
Class B Common Stock	$2,354,584	7,118,528	Operations, Payroll, Marketing	April 2024	Regulation CF
Class B Common Stock	$964,265	3,463,325	Operations, Payroll, Marketing	February 2024	Regulation CF
Class B Common Stock	$359,560	830,446	Operations, Payroll, Marketing	January 2025	Regulation D, Rule 506(c)
Class B Common Stock	$312,588	762,183	Operations, Payroll, Marketing	August 2024	Regulation D, Rule 506(c)
Class B Common Stock	$511,911	1,517,730	Operations, Payroll, Marketing	June 2024	Regulation D, Rule 506(c)
Class B Common Stock	$41,830	88,873	Operations, Payroll, Marketing	January 2025	Regulation D, Rule 506(c)
Class B Common Stock	$54,015	131,135	Operations, Payroll, Marketing	September 2024	Regulation D, Rule 506(c)
Class B Common Stock	$77,919	235,252	Operations, Payroll, Marketing	July 2024	Regulation D, Rule 506(c)
Class B Common Stock	$1,200,000	4,740,409	Operations, Payroll, Marketing	November 2023	Regulation CF

See the section titled “Capitalization and Ownership” for more information regarding the securities issued in our previous offerings of securities.

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TRANSACTIONS WITH RELATED PERSONS AND CONFLICTS OF INTEREST

As of December 31, 2025 and 2024, the Company had $194,881 and $11,340, respectively, in amounts due from related parties. The balance as of December 31, 2025 includes post-deconsolidation receivables from Atomic Reach of approximately $130,000 and payable to Atomic Reach of $15,000. The amounts are unsecured, non-interest bearing, and due on demand. During the year ended December 31, 2025, the Company received net repayments of related party advances of $95,727.

On October 7, 2022, the Company issued a convertible note in the amount of $500,000 to Joseph Freedman, an existing major shareholder and director of the Company. During the year ended December 31, 2025, the Company repaid $100,000 in principal and $300,000 in accrued interest through four cash wire transfers to the Holder. The remaining principal of $400,000, with an estimate fair value of $330,933 was converted into 2,666,667 shares of Class A common stock.

On June 30, 2026, the Company entered into a loan agreement and secured promissory note with its President, Bradley Silver, in the amount of $335,502. The loan has an 8-year term, expiring on June 30, 2034 and carries a 4.13% per annum interest rate.

FINANCIAL INFORMATION

The following discussion of our financial condition and results of operations should be read in conjunction with our audited consolidated financial statements for the years ended December 31, 2024 and 2023 and the related notes included in this Annual Report. The following discussion contains forward-looking statements that reflect our plans, estimates, and beliefs. Our actual results could differ materially from those discussed in the forward-looking statements.

Operating Results

For The Fiscal Years Ended December 31, 2024 and 2023

For the fiscal year ended December 31, 2024, the Company had revenues of $1,151,637 compared to the year ended December 31, 2023, when the Company had revenues of $506,686, representing a 127.3% increase related to the Company’s increase in sales. This increase in sales was driven by the Company increasing the amount it spent on sales and marketing including hires to its sales team, which resulted in a greater volume of work and customers, including the partnership with Omnicom, leading to increased revenues. The Company’s cost of revenues increased from $1,430,575 in 2023 to $1,569,483 in 2024, representing a total increase of 9.7%. Cost of revenues in 2024 primarily consisted of amortization costs, which totaled $1,216,322, the same total as 2023. These costs were entirely related to $6,081,610 in intangible assets that were acquired pursuant to the merger with Atomic Reach in 2021. These costs, which have been identified as developed technology, are being amortized equally over a five-year period. The remaining costs of revenue mostly encompassed $279,483 in expenses paid out for advertising to influencers that the company partnered with. This was an 35.7% increase from 2023, where influencer expenses amounted to $205,948. The Company’s gross margin was -36.3% in fiscal year 2024, compared to -182.3% in 2023. The improvement in gross margin was due to an increase in business and subsequent revenue along with a decrease in the cost of revenues relative to net revenue. The drop in cost of revenues can be attributed to lower expenses for influencer services, as well as lower total costs for media channels.

In 2024, the Company recognized $7,881,756 in operating expenses, as compared to $4,304,778 in operating expenses for 2023, representing a 83.1% increase. General and administrative expenses, which consisted largely of payroll and business services, were the biggest driver of this increase as the company’s volume of business grew, with the total growing from $2,369,863 in 2023 to $3,627,762 in 2024, amounting to a 53.1% increase. The Company also increased its sales and marketing costs from $1,061,187 in 2023 to $2,947,127 in 2024, totaling an increase of 177.7%. This change was due to the Company’s efforts to continue to expand its client base and increase the volume of its business, which is part of the larger strategy to establish a more significant foothold within the industry. Additional increases in sales and marketing expenses were related to efforts to market the Company’s fundraises. Research and development costs increased from $873,728 to $1,306,867, representing a 49.6% increase. The increase in research and development were related to new hires focused on enhancing the Company’s software and technology. The overall increase in operational expenses can be attributed to the Company’s goals of increasing its market footprint and scaling up their operational capacity.

In addition to the above, the Company recognized net other expenses of $239,868 in the fiscal year ending in 2024, compared to $210,827 in the fiscal year ending in 2023, which was a 13.8% increase over this period. Of the expenses recognized, the biggest driver of this was the change in fair value of convertible notes, which amounted to an expense of $14,237 in 2024 but nothing in 2023.

As a result of the foregoing, the Company realized a net loss from continuing operations of $8,539,470 for the fiscal year ending December 31, 2024 – a 57.0% increase in net loss from continuing operations compared to a net loss from continuing operations of $5,439,494 during the fiscal year ending December 31, 2023.

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Liquidity and Capital Resources

As of December 31, 2024, the Company had $277,938 in cash, compared to a total of $354,783 cash as of December 31, 2023. To date, the Company has not generated net income, and over the past two years has operated under losses. As of December 31, 2024, the Company had accumulated a deficit of $35,869,007. To date, the Company has been capitalized by equity investments from its shareholders, a convertible note, and revenues generated from its operations.

Recent Offerings of Securities

In the past year, the Company has undertaken multiple offerings pursuant to Regulation CF and Rule 506(c) of Regulation D to finance its operations. The Regulation CF offerings ran sequentially, while the Regulation D offerings partially overlapped with other Regulation D offerings and the Regulation CF offerings.

The following is a summary of offerings of securities made since January 1, 2024:

Closing Date	Shares Issued	Gross Proceeds	Platform	Securities Exemption
2/15/2024	3,463,325	$964,265.16	DealMaker Securities	Regulation CF
4/29/2024	7,118,528	$2,354,584.50	DealMaker Securities	Regulation CF
11/21/2024	3,905,723	$1,602,658.68	DealMaker Securities	Regulation CF
6/21/2024	1,517,730	$511,911.00	DealMaker (Technology)	Regulation D, Rule 506(c)
7/3/2024	235,252	$77,919.00	OpenDeal Broker LLC	Regulation D, Rule 506(c)
8/16/2024	762,183	$312,588.13	DealMaker (Technology)	Regulation D, Rule 506(c)
9/6/2024	131,135	$54,015.00	OpenDeal Broker LLC	Regulation D, Rule 506(c)
1/24/2025	88,873	$41,830.39	OpenDeal Broker LLC	Regulation D, Rule 506(c)
1/24/2025	830,446	$359,560.30	DealMaker (Technology)	Regulation D, Rule 506(c)

Going forward, the Company plans to rely on various equity crowdfunding efforts to sustain operating losses until it can reach profitability. The Company has access to potential debt and lines of credit and it can also access additional equity capital through its existing shareholder base and network. The Company expects to continue needing the assistance of outside capital, whether via debt or equity, later this year as it grows its revenue, customer base and operating expenses.

Debt

The Company obtained an Economic Injury Disaster (EIDL) loan for $250,000 on April 10, 2020, and on August 16, 2021 the Company obtained a second loan in the amount of $250,000.

The EIDL is a low interest, fixed-rate, long term loan obtained directly from the U.S. Small Business administration (SBA) to help overcome the effects of the pandemic by providing working capital to meet operating expenses. The loan bears interest at a rate of 3.75% per annum and matures 30 years from the date of the loan. The loan is secured by the assets of the Company. As of December 31, 2024 and 2023, the principal outstanding of the loan was $500,000. During the years ended December 31, 2024 and 2023, the Company made payments of $19,573 and $25,750, respectively, of accrued interest. Accrued interest on the loan as of December 31, 2024 and 2023, amounted to $31,192 and $31,964. Interest expense for the years ended December 31, 2024 and 2023 was $18,801 and $18,750, respectively.

The Company entered into a $500,000 with a related party on October 17, 2022. Unless earlier retired or converted, the outstanding balance of this note will be due and payable by the Company at any time on or after October 16, 2028 (the “Maturity Date”) at the Company’s election or upon demand by the Holder. The note is secured by all assets of the Company. As of December 31, 2024 and 2023, the fair value of the convertible notes was $513,135 and $426,606, respectively. See “Interest of Management and Others in Certain Transactions” below for more information.

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Plan of Operations

While the Company has generated revenues since inception, it has been unable to show consistent profit or net income since inception. The Company continues to focus on business development to grow its customer base and product development to expand its product offerings, with the goal of growing top line revenue over the coming months and years. Previous capital raised by the Company has enabled it to sustain operating losses while also growing its employee base and expand its pool of paying customers. The Company anticipates continued operating losses in the coming 12-18 months as it focuses on customer growth.

The Company intends to make strategic acquisitions over the coming 6-12 months as a part of its growth strategy. These acquisitions will likely include the Company acquiring 100% of a target’s assets and operations, likely in the form of cash and stock. Potential targets will likely be small to medium sized agencies that focus on the creator economy, but that the lack technology and AI capabilities to properly optimize and grow their businesses.

When reviewing potential acquisition targets, the Company plans to look for the following:

●	EBITDA positive with $5MM to $50MM in annual revenue

●	Fully built out operational platform with a highly established sales force

●	Integration with RAD technology may deliver material revenue synergies and operational efficiencies

●	Established in-house talent management division which may further enhance product offerings

The purpose of these acquisitions would be to further the Company’s business, both in the form of acquiring new customers, acquiring more employees, and/or acquiring new technology. As of the date of this Annual Report, no definitive arrangements are in place with any acquisition targets.

The Company anticipates that it will need to continue to raise capital over the next 6-12 months in order to continue with the aforementioned plan of operations.

Trend Information

We began product development by building an AI-based creative intelligence which leverages AI personas to connect trusted influencers (content creators) with brands that benefit from the influencer’s authentic, unbiased, informative and culturally relevant content.

Over the next few years we will be focused on building a self-serve, multi-workflow process enabled platform that will create a competitive advantage that we plan to use to “disrupt” the creative marketing industry. We also have a robust acquisition and roll up strategy to accelerate growth, content and distribution.

For instance, during 2025 and beyond, we anticipate increased gross revenues resulting from our customer acquisition strategy and potential client activations.

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SIGNATURE

Pursuant to the requirements of Sections 4(a)(6) and 4A of the Securities Act of 1933 and Regulation Crowdfunding (§ 227.100 et seq.), the issuer certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on -AR-AR and has duly caused this Form C to be signed on its behalf by the duly authorized undersigned.

Rad Technologies Inc.
(Issuer)

By:/s/ Jeremy Barnett
(Signature)

Jeremy Barnett
(Name)

Chief Executive Officer
(Title)

Pursuant to the requirements of Sections 4(a)(6) and 4A of the Securities Act of 1933 and Regulation Crowdfunding (§ 227.100 et seq.), this Form C has been signed by the following persons in the capacities and on the dates indicated.

/s/ Jeremy Barnett
(Signature)

Jeremy Barnett
(Name)

Director
(Title)

July 23, 2026
(Date)

/s/ Bradley Silver
(Signature)

Bradley Silver
(Name)

Director
(Title)

July 23, 2026
(Date)
/s/ Joe Freedman
(Signature)

Joe Freedman
(Name)

Director
(Title)

July 23, 2026
(Date)

/s/ Aaron Kuntz
(Signature)

Aaron Kuntz
(Name)

Director
(Title)

July 23, 2026
(Date)

30